August 13, 2021

Dear Member,

The nomination period for the 2021 Federal Home Loan Bank of Des Moines (FHLB Des Moines) Director Election concluded effective July 22, 2021. Based on Federal Housing Finance Agency (FHFA) designations for Bank directors, the states of Alaska, Hawaii and the U.S. territory of Guam, Missouri, South Dakota, and Utah each had one member director seat to fill. In addition, one independent director seat will be filled through a district wide election. You will receive a ballot to vote for the one open seat in the independent director election.

This year, the state of South Dakota had only one eligible candidate who chose to stand for election; Mr. Steven L. Bumann, Chief Financial Officer of BankWest, Inc. in Pierre, SD. As the only eligible candidate in South Dakota, Mr. Bumann is declared elected to the FHLB Des Moines board in accordance with FHFA regulations.

Mr. Bumann has served as the CFO of BankWest since 1995, and has 37 years of banking experience and leadership in the industry. Mr. Bumann has been a member of the FHLB Des Moines board since 2015, and will begin serving his third term as an FHLB Des Moines director on January 1, 2022.

The FHLB Des Moines board of directors is comprised of both member and independent directorships from Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, the U.S. Pacific territories of American Samoa and Guam, and the Commonwealth of the Northern Mariana Islands.

If you have any questions about the election process, please contact Dara Queck, SVP/Chief Bank Operations Officer at dqueck@fhlbdm.com or 515.412.2336.

Sincerely,

Dara Queck
SVP/Chief Bank Operations Officer
Federal Home Loan Bank of Des Moines